EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.


Geoffrey B. Koblick certifies that:

1. He is the Chairman of the Board of Directors and Secretary of International Microcomputer Software, Inc., a California corporation (the "Corporation").

2. The restated articles of incorporation of the Corporation, as amended to the date of the filing of this certificate, without alterations or amendments (other than omissions required by section 910 of the California Corporations Code), are restated to provide in full as set forth in Exhibit A attached hereto (the "Restated Articles").

3. The Restated Articles have been duly approved by the Board of Directors of the corporation. No shareholder approval was required, as no alterations or amendments were made.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: September 21, 1993

_____________/s/_______________

Geoffrey B. Koblick
Chairman and Secretary


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                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.


ONE: The name of this corporation is INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

THREE: This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common stock ("Common"). The total number of shares of Preferred this corporation shall have authority to issue is 20,000,000 shares, and the total number of shares of Common this corporation shall have authority to issue is 300,000,000 shares. Shares of Preferred may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.